Exhibit 10.1

Execution Copy

 FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of October 14, 2011 between

IPARTY RETAIL STORES CORP., a Delaware corporation (the “Lead Borrower”),

IPARTY CORP., a Delaware corporation (a “Borrower”, and, together with the Lead Borrower, the “Borrowers”),

the Guarantors party hereto (each a “Guarantor”, and, together with the Borrowers, the “Loan Parties”),

the Lenders party hereto, and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as successor by merger to Wells Fargo Retail Finance, LLC, as assignee to Wells Fargo Retail Finance II, LLC, as administrative agent and as collateral agent (the “Agent”);

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, the Loan Parties, the Lenders and the Agent entered into a certain Second Amended and Restated Credit Agreement dated as of July 1, 2009 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Loan Parties, the Lenders and the Agent have agreed to amend the Credit Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.    Defined Terms.   All capitalized terms not otherwise defined herein shall have the same meaning as ascribed thereto in the Credit Agreement, respectively.

2.    Representations and Warranties.  Each Loan Party hereby represents and warrants that (a) no Default or Event of Default has occurred and is continuing, and (b) after giving effect to this Amendment, all representations and warranties contained in the Credit Agreement and each other Loan Document are true and correct in all material respects (except to the extent that such representation or warranty is already qualified by materiality or subject to a “Material Adverse Effect” qualifier) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

3.    Ratification of Loan Documents.  Each Loan Party hereby acknowledges and agrees, except as expressly amended hereby, that no other amendments, changes or modifications to the Loan Documents are intended or implied and hereby ratifies and confirms that all the terms and conditions of the Loan Documents as amended hereby remain in full force and effect.

4.    Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

       a.        AMENDMENTS TO ARTICLE I.  The provisions of Article I are hereby amended as follows:

        i.       by deleting the definition of “Applicable Margin” in its entirety and by substituting the following in its stead:

““Applicable Margin” means:

LIBOR Margin	Base Rate Margin
2.00%	0.25%

ii.     by deleting the definition of “Applicable Rate” in its entirety and by substituting the following in its stead:

““Applicable Rate” means, at any time of calculation, with respect to Commercial Letters of Credit, a per annum rate equal to 1.50%, and, with respect to Standby Letters of Credit, a per annum rate equal to 2.00%.”

iii.     by deleting clauses (x) and (xi) from the definition of “Availability Reserves” and by substituting the following in its stead:

“and (x) held or post-dated checks.”

 iv.      by deleting the definition of “Borrowing Base” in its entirety and by substituting the following in its stead:

““Borrowing Base” means, at any time of calculation, an amount equal to:

(a)       the lesser of (x) the Cost of Eligible Inventory (net of Inventory Reserves), multiplied by 75%, and (y) 90% of the Net Retail Liquidation Value of Eligible Inventory (net of Inventory Reserves);

plus

(b)        the amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

minus

(c)       the then amount of all Availability Reserves;

 minus

(d)       the Minimum Availability Block.”

 v.       by deleting the definition of “Capital Lease Obligations” in its entirety and by substituting the following in its stead:

““Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on October 14, 2011.”

vi        by deleting the period at the end of the definition of “Change in Law” and substituting the following in its stead:

“; provided, however, for the purposes of this Agreement: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.”

vii       by deleting the definition of “Committed Loan Note” in its entirety and by substituting the following in its stead:

““Committed Loan Note” means (a) the Third Amended and Restated Master Note, dated as of October 14, 2011 (as may be amended, amended, modified, supplemented or restated from time to time) and (b) any other promissory note made by the Borrowers in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit C.”

viii      by deleting the definition of “Early Termination Fee” in its entirety.

 ix.      by deleting the definition of “Highbridge Note” in its entirety.

 x.       by deleting the definition of “Maturity Date” in its entirety and by substituting the following in its stead:

 ““Maturity Date” means October 14, 2016.”

           xi.       by deleting clause (h) from the definition of “Permitted Encumbrances” and substituting the following in its stead:

 “(h)      Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the  Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of  such fixed or capital assets, (iii) such Liens shall not extend to any other property or assets of the Loan Parties, and (iv) such Liens and the Indebtedness secured thereby are in  amounts equal to or less than those amounts permitted under the proviso of clause (c) of the definition of Permitted Indebtedness;”

          xii.      by deleting clause (c) from the definition of “Permitted Indebtedness” and substituting the following in its stead:

 “(c) purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in   connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such   Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof provided that the terms   relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding,   renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the   Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate   applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, provided, however, that the aggregate   principal amount of Indebtedness permitted by this clause (c) shall not at any time exceed $500,000 from October 14, 2011 to October 13, 2012; $700,000 from October 14, 2012   to October 13, 2013; $1,050,000 from October 14, 2013 to October 13, 2014; $1,400,000 from October 14, 2014 to October 13, 2015; $1,750,000 from October 14, 2015 to   October 13, 2016; and provided, further, that, if requested by the Collateral Agent, the Loan Parties shall cause the holders of any such Indebtedness to enter into a Collateral     Access  Agreement on terms reasonably satisfactory to the Collateral Agent;”

  xiii.     by deleting the definition of “Reverse Stock Split” in its entirety and substituting the following  in its stead:

   ““Reverse Stock Split” means a reverse stock split of the existing shares of iParty Corp.’s common stock as approved by iParty’s stockholders, pursuant to which the existing    shares of iParty Corp.’s common stock shall be combined into new shares of iParty Corp. common stock.”

            xiv.     by deleting the definition of “Seller Note” in its entirety.

             xv.      by deleting the definition of “Subordinated Indebtedness” in its entirety and substituting the following in its stead:

    ““Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on     terms approved in writing by the Administrative Agent.”

            xvi.      by deleting the definition of “Trade Note” in its entirety.

    b.          AMENDMENTS TO ARTICLE II.  The provisions of Article II are hereby amended as follows:

       i.         Section 2.03 is hereby deleted in its entirety and the language contained in Annex A attached hereto is herby substituted in its stead.

       ii.        Section 2.06 is hereby amended by deleting “Early Termination Fees,” where it appears therein.

       iii.       Section 2.09(a) is hereby amended by deleting “one half of one percent (0.50%)” where it appears therein and substituting the following in its stead:

            “three hundred seventy five thousandths of one percent (0.375%)”.

       iv.        Section 2.09(b) is hereby deleted in its entirety and the following is substituted in its stead:

   “(b)  Reserved”.

    c.          AMENDMENT TO ARTICLE IV.  The provisions of Section 4.02(h) are hereby amended by deleting “Early Termination Fees” where it appears therein.

    d.          AMENDMENT TO ARTICLE VI.   The provisions of Section 6.15 are hereby amended by deleting clauses (c) and (d) thereof and substituting the following in their stead:

“(c)      Upon the Administrative Agent’s request from time to time, the Borrowers shall permit the Administrative Agent to obtain appraisals (in all events, at the Borrowers’ expense) conducted by such appraisers up to two (2) times per Fiscal Year; provided, however, if the Borrowers’ average Excess Availability is less than percent (50%) of the Loan Cap for any Fiscal Quarter during any Fiscal Year, then the Borrowers shall permit the Administrative Agent to obtain up to three (3) appraisals at the Borrowers’ expense in such Fiscal Year.  In its discretion, the Lender may obtain additional appraisals at the Borrowers’ expense, as provided in Section 6.10(b).

(d)       The Administrative Agent contemplates conducting commercial finance audits (in each event, at the Borrowers’ expense) of the Borrowers’ books and records up to two (2) times per Fiscal Year; provided, however, if the Borrowers’ average Excess Availability is less than percent (50%) of the Loan Cap for any Fiscal Quarter during any Fiscal Year, then the Borrowers shall permit the Administrative Agent to obtain up to three (3) commercial finance audits at the Borrowers’ expense in such Fiscal Year. In its discretion the Lender may undertake additional audits at the Borrowers’ expense,  as provided in Section 6.10(b).”

    e.          AMENDMENTS TO ARTICLE VII.          The provisions of Article VII are hereby amended as follows:

        i.         the provisions of Section 7.17 are hereby deleted in their entirety and the following is substituted in their stead:

“7.17     Minimum Availability.  Permit Excess Availability (without giving effect to clause (d) of the definition of the Borrowing Base) at any time to be less than an amount equal to 7.5% of the then applicable Aggregate Commitments (the “Minimum Availability Block”); provided, however, the Minimum Availability Block shall be equal to zero (0) for the months of January through and including April of 2012.”

       ii.          the provisions of Section 7.18 are hereby deleted in their entirety and the following is substituted in their stead:

“7.18    Capital Expenditures.  Make Capital Expenditures in excess of (a) the amount set forth on Schedule 7.18  for the Fiscal Year ending on or about December 31, 2009; (b) 110% of the amount set forth for Capital Expenditures in the Business Plan for each of the Fiscal Years ending on or about December 31, 2010, 2011, 2012, 2013, 2014, and 2015, respectively; and (c) 110% of the amount set forth for Capital Expenditures in the Business Plan, pro-rated through the Maturity Date, for the Fiscal Year ending on or about December 31, 2016.”

       iii.         Section 7.20 is hereby deleted in its entirety.

    f.          AMENDMENTS TO ARTICLE VIII.  The provisions of Article VIII are hereby amended as follows:

        i.          The provisions of Section 8.01(u) are amended by deleting clause (iii) in its entirety and substituting the following in its stead:

“(iii) the occurrence and continuance of any default or event of default in respect of any Subordinated Indebtedness;”

       ii.           The provisions of Section 8.03 are hereby amended by deleting the fourth clause thereof in its entirety and substituting the following in its stead:

“Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Loans, L/C Borrowings and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth payable to them;”

5.        Conditions to Effectiveness.  This Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the reasonable satisfaction of the Agent:

 a.       This Amendment shall have been duly executed and delivered by the Loan Parties, Agent, and the Lenders.  The Agent shall have received a fully executed copy hereof.

  b.       All action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Amendment shall have been duly and effectively taken.

  c.       After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

  d.       The Loan Parties shall have paid to the Agent all fees, costs and expenses, including the attorneys’ fees, incurred by the Agent in connection with this Amendment.

6.           Investment Account Closure.          As of the date hereof, the Loan Parties maintain that certain investment account ending in -2880 with Sovereign Bank (the “Investment Account”).  The Loan Parties hereby represent and warrant that, as of the date hereof, the balance of such account is zero ($0).  The Loan Parties hereby agree that: (i) from and after the date hereof, the Loan Parties shall not deposit, transfer, maintain, or otherwise permit any funds to be deposited, transferred, or maintained in the Investment Account, and (ii) the Loan Parties shall close the Investment Account and deliver the Agent confirmation of same within thirty (30) days of the date hereof (or such longer period as the Agent may agree in writing).

7.           Miscellaneous.

    a.       The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

    b.       This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument.  Delivery of              an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this              Amendment. This Amendment shall constitute a Loan Document.

    c.       The Loan Parties agree to do such further acts and things, and to execute and deliver, or cause to be executed and delivered, such additional instruments, documents, and assignments and              agreements as the Agent and its counsel may reasonably request in connection with the administration and enforcement of this Amendment or in order to better assure and confirm unto              the Agent its rights and remedies hereunder or under any of the other Loan Documents.

    d.       This Amendment shall be governed by, and construed and interpreted in accordance with, the law of the Commonwealth of Massachusetts.

[Signature Pages Follow]

          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as a sealed instrument as of the date first above written.

IPARTY RETAIL STORES CORP.,
as Lead Borrower

By: /s/ Sal Perisano
Name: Sal Perisano
Title: Chief Executive Officer

IPARTY CORP.,
as a Borrower

By: /s/ Sal Perisano
Name: Sal Perisano
Title: Chief Executive Officer

[Signature Page to First Amendment]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as successor by merger to
Wells Fargo Retail Finance, LLC, as Agent
and Lender

By: /s/ Michele Ayou
Name: Michele Ayou
Title: An Authorized Officer

[Signature Page to First Amendment]

ANNEX A

SECTION 2.03 REPLACEMENT LANGUAGE

“2.03     Letters of Credit.

(a)  The Letter of Credit Commitment.

   (i)       Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Loan Cap, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  Any L/C Issuer (other than Wells Fargo or any of its Affiliates) shall notify the Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such L/C Issuer, provided that (A) until the Agent advises any such L/C Issuer that the provisions of Section 4.02 are not satisfied, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and the L/C Issuer, such L/C Issuer shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such L/C Issuer may agree.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

  (ii)         No Letter of Credit shall be issued if:

               (A)       subject to Section (b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

               (B)  subject to Section (b)(iii), the expiry date of such requested Commercial Letter of Credit would occur more than 45 days after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

               (C)  the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree) or all the Lenders have approved such expiry date.

 (iii)        No Letter of Credit shall be issued without the prior consent of the Agent if:

               (A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

               (B)  the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

               (C)  except as otherwise agreed by the Agent and the L/C Issuer, such Letter of Credit is in an initial Stated Amount less than $10,000, in the case of a Commercial Letter of Credit, or $20,000, in the case of a Standby Letter of Credit;

               (D)  such Letter of Credit is to be denominated in a currency other than Dollars;

               (E)  such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

               (F)  a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender or Deteriorating Lender hereunder, unless the Agent or L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

  (iv)        The L/C Issuer shall not amend any Letter of Credit if (A) the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

   (v)        The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)         Procedures for Issuance and Amendment of Letters of Credit Auto-Extension Letters of Credit.

   (i)        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m. at least two Business Days (or such other date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Agent and the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Agent or L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Agent and the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Agent or the L/C Issuer may require.  Additionally, the Lead Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, and any Issuer Documents (including, if requested by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable), as the L/C Issuer or the Agent may require.

  (ii)        Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied or unless the L/C Issuer would not be permitted, or would have no obligation, at such time to issue such Letter of Credit under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices.  Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit.  Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

 (iii)        If the Lead Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued.  Unless otherwise directed by the Agent or the L/C Issuer, the Lead Borrower shall not be required to make a specific request to the Agent or the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Agent shall instruct the L/C Issuer not to permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) the L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

  (iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c)        Drawings and Reimbursements; Funding of Participations.

   (i)        Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Lead Borrower and the Agent thereof (as defined below; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the L/C Issuer and the Lenders with respect to any such payment.  On the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of such payment, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, and without regard to whether the conditions set forth in Section 4.02 have been met. Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

  (ii)        Each Lender’s obligation to make Committed Loans to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing, and without regard to whether the conditions set forth in Section 4.02 have been met.

(d)        Repayment of Participations.  If any payment received by the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

   (i)        any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

  (ii)        the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

 (iii)        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

  (iv)        any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

   (v)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

  (vi)        the fact that any Default or Event of Default shall have occurred and be continuing.

     The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will immediately notify the Agent and the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)        Role of L/C Issuer.  Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will bind the Borrowers; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, exemplary or punitive damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit; provided further, however, that any claim against the L/C Issuer by the Borrowers for any loss suffered or incurred by the Borrowers shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by the Borrowers as a result of the breach or other wrongful conduct that allegedly caused such loss, and (ii) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate such loss, including, without limitation, by enforcing their rights against any beneficiary and, in case of a claim of wrongful dishonor, by specifically and timely authorizing the L/C Issuer to cure such dishonor.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer shall not be responsible for the wording of any Letter of Credit (including, without limitation, any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance the L/C Issuer may provide to the Borrowers with drafting or recommending text for any Letter of Credit Application or with the structuring of any transaction related to any Letter of Credit, and the Borrowers hereby acknowledge and agree that any such assistance will not constitute legal or other advice by the L/C Issuer or any representation or warranty by the L/C Issuer that any such wording or such Letter of Credit will be effective.  Without limiting the foregoing, the L/C Issuer may, as it deems appropriate, modify or alter and use in any Letter of Credit the terminology contained on the Letter of Credit Application for such Letter of Credit.

(g)        Cash Collateral.  Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c),“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 105% of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders).  The Borrowers hereby grant to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo.  If at any time the Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(h)        Applicability of ISP and UCP 600.  Unless otherwise expressly agreed by the L/C Issuer and the Lead Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP 600 shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each Commercial Letter of Credit.

(i)        Letter of Credit Fees.  The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first day after the end of each month commencing with the first such date to occur after the issuance of such Letter of Credit, and thereafter on demand, and (ii) computed on a monthly basis in arrears.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.

(j)        Documentary and Processing Charges Payable to L/C Issuer.    For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the L/C Issuer, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)        Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.